Exhibit 99.2

ILFC ANNOUNCES PRICING OF $500 MILLION OF 8 7/8% SENIOR NOTES DUE 2017

LOS ANGELES, CA (August 11, 2010) —International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has priced, and entered into an agreement to issue and sell, subject to certain conditions, its previously announced public offering of $500 million aggregate principal amount of 8 7/8% senior notes due 2017. The notes were offered pursuant to an effective shelf registration statement filed on August 7, 2009 with the Securities and Exchange Commission.

ILFC expects to close the offering on August 20, 2010, subject to the satisfaction of customary market and other closing conditions.

The notes will pay interest semi-annually on each March 1 and September 1 at a rate of 8.875% per year, beginning March 1, 2011, and will mature on September 1, 2017.  The notes will be unsecured and will not be guaranteed by ILFC’s parent, any of ILFC’s subsidiaries or any third party.

The notes will be issued by ILFC at the initial price of 99.353% of the principal amount.  The aggregate net proceeds from the sale of the notes, after deducting underwriting discounts and commissions, fees and estimated offering expenses, will be approximately $488.3 million and will be used by ILFC, together with proceeds from ILFC’s previously announced private placement of secured notes, to fully repay its outstanding secured loans from AIG Funding and for general corporate purposes.

Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, BNP Paribas Securities Corp. and Goldman, Sachs & Co., Inc. are acting as joint lead book-running managers for the Notes offering.  Barclays Capital Inc., Deutsche Bank Securities, Inc. and Wells Fargo Securities, LLC are acting as co-managers of the offering.

You may obtain a copy of the prospectus supplement and related prospectus for free, when available, by visiting EDGAR on the SEC website at www.sec.gov or by contacting BofA Merrill Lynch, Attention: Syndicate Operations, 4 World Financial Center, Mail Code: NY3-004-07-09, 250 Vesey Street, 7th Floor, New York, NY, 10080-1305 (telephone: 800-294-1322 or email: dg.Prospectus_Requests@baml.com); Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220 (telephone: 877-858-5407); or J.P. Morgan Securities Inc., Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (telephone: 866 803-9204).

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed closing date of the offering of the notes and the expected use of the proceeds from the sale of such notes. These forward-looking statements reflect ILFC’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for ILFC’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

About ILFC

ILFC is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world.  ILFC owns a portfolio consisting of approximately 950 jet aircraft.

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions.  AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer.  In addition, AIG companies are leading providers of life insurance and retirement services around the world.  AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.